Exhibit 99

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexionchem.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Completes Purchase

Of Orica Limited’s Adhesives & Resins Business

COLUMBUS, Ohio – (January 31, 2007) – Hexion Specialty Chemicals, Inc. announced today that it has completed its purchase of the adhesives and resins business of Orica Limited.

The purchase price was not disclosed.

The Orica adhesives and resins business manufactures formaldehyde and formaldehyde-based binding resins used primarily in the forest products industry. The business includes three manufacturing facilities located in Deer Park (Victoria) Australia, and Mountview and Hornby, New Zealand. The business had 2005 sales of $104 million and employs 100 people.

“We are delighted to complete this transaction and welcome the business and its associates into Hexion,” said Craig O. Morrison, Chairman and CEO. “This acquisition strengthens our presence in the Asia-Pacific region and will enable us to expand our service to the forest products marketplace.”

The Orica business produces formaldehyde and downstream resin systems including urea-formaldehyde, melamine-formaldehyde, phenol-formaldehyde and additional formulations. These products are used primarily to produce wood panels such as particleboard, medium-density fiberboard and plywood. Its resins also are used in overlays for laminates and veneers, in engineered timber products such as laminated veneer lumber and finger joinery, and in insulation applications.

About Hexion Specialty Chemicals, Inc.

Based in Columbus, Ohio, Hexion Specialty Chemicals is the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information is available at www.hexion.com.

About Orica Limited

Orica is a publicly listed Australian company operating in over 50 countries with annual sales of about US$3 billion. It is the leader in its chosen markets, globally in commercial explosives and regionally in chemicals and paints. Additional information is available at www.orica.com.

Safe Harbor Language

Statements contained in this press release may include “forward-looking statements” about the Company’s financial results under the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Forward-looking statements are based on our currently available financial, economic and competitive data and on business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in our filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

Contacts:

Hexion

Peter Loscocco

VP, Public Affairs

614-225-4127

peter.loscocco@hexion.com

John Kompa

Director, Investor Relations

614-225-2223

john.kompa@hexion.com

Orica

Greg Slade

Investor Relations Manager

03) 9665 7844

John Fetter

Group Manager, Corporate Affairs

03) 9665 7870

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